QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.1 (n)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
3eee, Inc.

        3eee, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST:    That by Unanimous Consent the Board of Directors of 3eee, Inc. adopted a resolution duly setting forth a proposed amendment to the Certificate of Incorporation of said corporation relating to an increase of the Corporation's common stock and preferred stock, declaring said amendment to be advisable and recommending approval of said amendment by written consent of the holders of a majority of shares of outstanding stock of the Corporation in accordance with the provisions of section 228 of the General Corporate Law of Delaware. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Corporation adopt an amendment to Article IV of the Corporation's Certificate of Incorporation to increase the authorized common stock from fifty million (50,000,000) with a par value of $0.01 up to two hundred fifty million (250,000,000) authorized common with a par value of $0.01 per share, and to increase the authorized preferred stock from twenty million (20,000,000) preferred with a par value of $0.01 up to two hundred fifty million (250,000,000) shares of preferred with a par value of $0.01. The following is the proposed amendment to Article IV of the Certificate of Incorporation:

ARTICLE IV

        The corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock" respectively. The number of shares of common stock authorized to be issued is Two Hundred Fifty Million (250,000,000) with a par value of $.01 per share. Each holder of the Common Stock of the corporation shall be entitled to one vote for every share of Common Stock outstanding in his name on the books of the corporation. Except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, without limitation (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefore, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally with all holders of all Common Stock all the assets and funds of the corporation.

        The number of shares of preferred stock authorized to be issued is Two Hundred Fifty Million (250,000,000) with a par value of $.01. Shares of the Preferred Stock of the corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors of the corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the state of Delaware.

        SECOND:    That thereafter, pursuant to resolution of its Board of Directors the Board of Directors requested and received votes in favor of the amendments by written consent of the holders of a majority of shares of outstanding stock of the Corporation in accordance with the provisions of section 228 of the General Corporate Law of Delaware.

        THIRD:    That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said 3eee, Inc. has caused this certificate to be signed by Celso B. Suarez, Jr., its Secretary, the 23rd day of May, 2002.

3eee, Inc. a Delaware corporation
By:	/s/ CELSO B. SUAREZ, JR. Celso B. Suarez, Jr.
Its:	Secretary

QuickLinks

  EXHIBIT 3.1 (n)
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF 3eee, Inc.